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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CONSECO, INC.

(Name of Registrant as Specified In Its Charter)
Conseco, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2007
      Notice Is Hereby Given That the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 10:00 a.m., Eastern Daylight Time, on May 22, 2007, for the following purposes:

1.	To elect ten directors, each for a one-year term ending in 2008;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007; and

3.	To consider such other matters, if any, as may properly come before the meeting.
      Holders of record of outstanding shares of the common stock of the Company as of the close of business on April 4, 2007, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.
      Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of the Board of Directors

Karl W. Kindig, Assistant Secretary
April 12, 2007
Carmel, Indiana

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on May 22, 2007, at 10:00 a.m., Eastern Daylight Time. It is expected that this Proxy Statement and proxy will be mailed to the shareholders on or about April 16, 2007. The enclosed proxy is solicited by our Board of Directors. Proxies are being solicited principally by mail. Directors, officers and regular employees of Conseco may also solicit proxies in person, through the mail or by telecommunications. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.
      If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted for each of the nominees for director (Proposal 1) and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 (Proposal 2). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.
      Only holders of record of shares of Conseco’s common stock as of the close of business on April 4, 2007, will be entitled to vote at the meeting. On such record date, Conseco had 151,075,407 shares of common stock outstanding and entitled to vote. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.
      The election of directors (Proposal 1) will be determined by the plurality of the votes cast by the holders of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting provided a quorum is present. Consequently, the 10 nominees who receive the greatest number of votes cast will be elected as directors of the Company. The vote required to approve the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting provided a quorum is present. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have the same legal effect as voting against Proposal 2.

SECURITIES OWNERSHIP
      The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 4, 2007 (except as otherwise noted) by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, each of our current executive officers that are named in the Summary Compensation Table on page 22 and all of our directors and executive officers as a group.

		Shares Beneficially Owned

Title of Class	Name of Beneficial Owner	Number	Percentage

Common stock	Hotchkis and Wiley Capital Management, LLC(1)	14,696,400	9.7%
Common stock	Lord, Abbett & Co., LLC(2)	9,511,672	6.3
Common stock	Franklin Mutual Advisers LLC(3)	9,365,879	6.2
Common stock	Massachusetts Financial Services Company(4)	9,201,567	6.1
Common stock	SuttonBrook Capital Management, LLC(5)	8,500,000	5.6
Common stock	R. Glenn Hilliard(6)	1,364,022	*
Common stock	Donna A. James	0	*
Common stock	Debra J. Perry(7)	22,241	*
Common stock	C. James Prieur	200,000	*
Common stock	Philip R. Roberts(8)	29,100	*
Common stock	Neal C. Schneider(8)	29,100	*
Common stock	Michael S. Shannon(8)	39,100	*
Preferred stock, Class B		8,000	*
Common stock	Michael T. Tokarz(8)	29,100	*
Common stock	Doreen A. Wright	0	*
Common stock	John G. Turner(8)	30,100	*
Common stock	Eugene M. Bullis(9)	324,680	*
Common stock	Michael J. Dubes(10)	44,234	*
Common stock	Eric R. Johnson(11)	160,737	*
Common stock	Scott R. Perry(12)	59,920	*
Common stock	All directors and executive officers as a group (21 persons)(13)	2,557,644	1.7

*	Less than 1%.

(1)	Based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2007 by Hotchkis and Wiley Capital Management, LLC. The Amendment No. 1 to Schedule 13G reports sole power to vote or direct the vote of 11,174,800 shares and sole power to dispose or to direct the disposition of 14,696,400 shares. The business address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.

(2)	Based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2007 by Lord Abbett & Co., LLC. The Amendment No. 2 to Schedule 13G reports sole power to vote or direct the vote of 9,067,972 shares and sole power to dispose or direct the disposition of 9,511,672 shares. The business address for Lord Abbett & Co., LLC is 90 Hudson Street, Jersey City, NJ 07302.

(3)	Based solely on the Schedule 13G filed with the SEC on January 31, 2007 by Franklin Mutual Advisers, LLC. The business address for Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(4)	Based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2007 by Massachusetts Financial Services Company. The business address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

(5)	Based solely on the Schedule 13G filed with the SEC on March 19, 2007 by SuttonBrook Capital Management LLC. The business address for SuttonBrook Capital Management, LLC is 598 Madison Avenue, 6th Floor, New York, NY 10022.

(6)	Includes 98,119 shares held by a charitable foundation, of which Mr. Hilliard is a trustee. He disclaims beneficial ownership of such shares. Also includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 670,000 shares of common stock.

(7)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 12,067 shares of common stock.

(8)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 15,400 shares of common stock.

(9)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 187,500 shares of common stock.

(10)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 10,000 shares of common stock.

(11)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 112,500 shares of common stock.

(12)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase 13,500 shares of common stock.

(13)	Includes options, exercisable currently or within 60 days of April 4, 2007, to purchase an aggregate of 1,226,317 shares of common stock held by directors and executive officers.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our board of directors is currently comprised of eight members, divided into two classes as follows: Messrs. Prieur, Roberts and Tokarz and Ms. Perry are Class I Directors, and Messrs. Hilliard, Schneider, Shannon and Turner are Class II Directors. The terms of office of the current Class I Directors and the current Class II Directors expire at our 2007 annual meeting of shareholders. Other than the term of office of the initial Class II Directors (which was two years), the term of office of each class of directors will expire at the next succeeding annual meeting of shareholders. Accordingly, all directors are now elected annually for one-year terms. All directors will serve until their successors are duly elected and qualified.
      Our board of directors has decided to increase its membership to 10 directors, effective at the annual meeting of shareholders. In addition to the eight current directors who have been nominated, the board has nominated Donna A. James for election as a Class I director and Doreen A. Wright for election as a Class II director. The board of directors engaged a third-party search firm to work with the Governance and Strategy Committee to identify potential board candidates. Ms. James and Ms. Wright were among the potential board candidates identified by the search firm and after conclusion of the search process were unanimous nominees for the board.
      Unless authority is specifically withheld, the shares of common stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the board of directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The board of directors knows of no reason why any of its nominees would be unable to accept election.
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
      Set forth below is information regarding each person nominated for election as a Class I or Class II Director.
Nominees for Election as Class I Directors:

Donna A. James, 49, has been nominated to join our board of directors, effective at the annual meeting of shareholders on May 22. Since March 2006 Ms. James has been President and managing director of Lardon & Associates, a business and executive advisory services firm. Before retiring in 2006, Ms. James worked in various capacities with Nationwide Mutual Insurance Company and its public company subsidiary, Nationwide Financial Services, Inc., beginning in 1981, including President, Nationwide Strategic Investments (2003-2006), Executive Vice President and Chief Administrative Officer (2000-2003) and Senior Vice President and Chief Human Resources Officer (1998-2000). She is also a director of Coca-Cola Enterprises, Inc. and Limited Brands, Inc.

Debra J. Perry, 55, has served as a director of Conseco since June 2004. From 2001 until 2004, she served as senior managing director of global ratings and research at Moody’s Investors Service. From 1999 until 2001, Ms. Perry served as chief administrative officer of Moody’s Corporation and from 1992 until 1999 she served in a variety of management positions with Moody’s including group managing director of the Finance, Securities and Insurance Group (which rated all non-bank financial institutions worldwide). Ms. Perry is also a director of MBIA Inc.

C. James Prieur, 55, has been chief executive officer and a director since September 2006. Before joining Conseco, Mr. Prieur had been with Sun Life Financial since 1979. He began his career in private placements, then equity and fixed income portfolio management, rising to vice president of investments for Canada in 1988, and then vice president of investments for the U.S. in 1992. In 1997 he was named senior vice president and general manager for all U.S. operations, and became corporate president and chief operating officer in 1999.

Philip R. Roberts, 65, joined our board of directors in September 2003. Mr. Roberts is retired. From 2000 until 2007, Mr. Roberts was principal of Roberts Ventures L.L.C., consultant for merger and acquisition and product development for investment management firms. From 1996 until 2000, Mr. Roberts served as chief investment officer of trust business for Mellon Financial Corporation and headed its institutional asset management businesses from 1990 to 1996.

Michael T. Tokarz, 57, joined our board of directors in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. Mr. Tokarz is also a director of Walter Industries, Inc, Idex Corp., and Dakota Growers Pasta Companies, Inc.
Nominees for Election as Class II Directors:

R. Glenn Hilliard, 64, has served as chairman of our board of directors since September 2003. During the period from August 2004 until September 2005, he served as executive chairman and at all other times since September 2003 he has served as non-executive Chairman. Mr. Hilliard has been chairman and chief executive officer of Hilliard Group, LLC, an investment and consulting firm, since 2003. From 1999 until his retirement in 2003, Mr. Hilliard served as chairman, chief executive officer and a member of the executive committee for ING Americas. From 1994 to 1999 he was chairman and CEO of ING North America. Mr. Hilliard is a director of Alea Group Holdings (Bermuda) Ltd. and Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I (formerly Nations Separate Account Trust) and Banc of America Funds Trust.

Neal C. Schneider, 62, joined our board of directors in September 2003. Between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. Between 2000 and 2002, he was an independent consultant. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Mr. Schneider has been chairman of the board of PMA Capital Corporation since 2003.

Michael S. Shannon, 48, joined our board of directors in September 2003. Mr. Shannon has served as president and chief executive officer of KSL II Management Operations, LLC, dba KSL Resorts (manager of golf courses and destination resorts in the U.S.) since 2004, and he has served as Managing Director of KSL Capital Partners since 2005. He was co-founder of KSL Recreation Corporation and from 1992 to 2004 served as its president and chief executive officer. Before joining our board, Mr. Shannon was lead director of ING Americas. Mr. Shannon currently serves as a director of ING Direct.

John G. Turner, 67, joined our board of directors in September 2003. Mr. Turner has been chairman of Hillcrest Capital Partners, a private equity investment firm since 2002. Mr. Turner served as chairman and CEO of ReliaStar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition he became vice chairman and a member of the executive committee for ING Americas until his retirement in 2002. Mr. Turner is a director of Hormel Foods Corporation and ING Funds.

Doreen A. Wright, 50, has been nominated to join our board of directors, effective with the annual meeting of shareholders on May 22. Ms. Wright has been Senior Vice President and Chief Information Officer of Campbell Soup Company since 2001. Prior to joining Campbell Soup Company, she was Executive Vice President and Chief Information Officer at Nabisco, Inc. from 1999-2001. From 1995 through 1998, Ms. Wright was Senior Vice President, Operations and Systems for Prudential Insurance Company’s Prudential Investment Group. From 1984 until 1994, she held various leadership positions at Bankers Trust Company as a Managing Director and Senior Vice President of numerous large-scale institutional customer service and technology groups. Ms. Wright serves on the board of directors of The Riverside Symphonia, is a trustee of the Campbell Soup Foundation and previously served on the board of directors of The Yankee Candle Company.
Board Committees
      Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Audit and Enterprise Risk Committee currently consists of Messrs. Schneider, Roberts and Turner and Ms. Perry, with Mr. Schneider serving as chairman of the committee and as “audit committee financial expert,” as defined under Securities and Exchange Commission rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the Securities and Exchange Commission and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on eight occasions in 2006. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.conseco.com.
      Governance and Strategy Committee. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; and considering questions of possible conflicts of interest involving board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Messrs. Tokarz and Shannon and Ms. Perry, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held three meetings during 2006. A copy of the Governance and Strategy Committee’s charter is available on our website at www.conseco.com. The Governance and Strategy Committee does not have a written policy regarding shareholder nominations for director candidates. The Governance and Strategy Committee will, however, consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2008 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.
      Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Messrs. Turner, Tokarz and Shannon and Ms. Perry, with Mr. Shannon serving as chairman of the committee. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership. The committee met on 10 occasions in 2006. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.conseco.com.
      Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which Conseco utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Messrs. Prieur, Schneider and Roberts, with Mr. Roberts serving as chairman of the committee. The committee met on five occasions in 2006. A copy of the Investment Committee’s charter is available on our website at www.conseco.com.
      Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Messrs. Hilliard, Shannon and Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.conseco.com.

Director Compensation
      Our non-employee directors currently receive an annual cash retainer of $70,000. The chairman of the Audit and Enterprise Risk Committee currently receives an additional annual cash fee of $30,000, and directors who chair one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. Our non-employee directors have also been entitled to receive $70,000 in annual equity awards. The amount of fees paid to our non-employee directors has not changed since it was first set in September 2003. In addition, the directors, other than our chairman, who joined the Board upon our emergence from bankruptcy in 2003 or within one year thereafter (Messrs. Roberts, Schneider, Shannon, Tokarz and Turner and Ms. Perry) were awarded a one-time equity grant for joining the Board, consisting of 2,000 shares of restricted common stock and an option to purchase 10,000 shares of common stock. The Board’s policy is to review and set the compensation of the non-employee directors each year at the annual Board meeting and to make equity awards to those directors at that time. Directors are reimbursed for out-of-pocket expenses including first class airfare incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2006 to our non-employee directors is summarized in the table below:
DIRECTOR COMPENSATION IN 2006

	Fees
	earned or
	paid in	Stock	Option	All other
Name	cash(1)	awards(2)	awards(3)	compensation(4)	Total

R. Glenn Hilliard(5)	$105,000	$3,750,361	$1,381,501	$36,000	$5,272,862
Debra J. Perry	85,000	98,741	39,043	—	222,784
Philip R. Roberts	105,000	98,000	33,905	—	236,905
Neal C. Schneider	115,000	98,000	33,905	—	246,905
Michael S. Shannon	90,000	98,000	33,905	—	221,905
Michael T. Tokarz	90,000	98,000	33,905	—	221,905
John G. Turner	105,000	98,000	33,905	—	236,905

(1)	This column represents the amount of cash compensation paid in 2006 for Board service, for service on the Audit and Enterprise Risk Committee and for chairing a committee.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock awards granted in 2006 and prior years, in accordance with SFAS 123R. Fair value is calculated using the closing price of Conseco common stock on the date of grant.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock options granted in 2004 (to all directors) and in 2003 (to Mr. Hilliard only in accordance with his agreement with the Company described below). No options have been granted to the directors since 2004. The fair value was estimated using the Black-Scholes option-pricing model in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”). Set forth below is the grant date fair value of each stock award to the non-employee directors in 2006, computed in accordance with SFAS 123R.

		Stock
		Awards:	Grant Date
		Number	Fair Value
	Grant	of Shares	of Stock
Name	Date	of Stock	Awards

R. Glenn Hilliard	8/2/2006	4,553	$104,947
Debra J. Perry	8/2/2006	3,035	69,957
Philip R. Roberts	8/2/2006	3,035	69,957
Neal C. Schneider	8/2/2006	3,035	69,957
Michael S. Shannon	8/2/2006	3,035	69,957
Michael T. Tokarz	8/2/2006	3,035	69,957
John G. Turner	8/2/2006	3,035	69,957

The directors have the following number of options outstanding at December 31, 2006 — Mr. Hilliard (755,000); Ms. Perry (15,400), Mr. Roberts (15,400), Mr. Schneider (15,400), Mr. Shannon (15,400), Mr. Tokarz (15,400) and Mr. Turner (15,400).

(4)	The other compensation shown above for Mr. Hilliard represents the amount paid to him as reimbursement for office expenses in accordance with his agreement with the Company described below.

(5)	The amounts shown for Mr. Hilliard under “stock awards” and “option awards” include expenses recorded in 2006 for awards made in 2003 and 2004 pursuant to the terms of Mr. Hilliard’s agreement with the Company described below.
      On June 18, 2003, our predecessor entered into an agreement with Mr. Hilliard pursuant to which he provided consulting services to our predecessor during the pendency of the Chapter 11 cases and agreed to serve as our non-executive chairman for an initial term of four years following our emergence from bankruptcy. This agreement, which became effective upon our emergence from bankruptcy on September 10, 2003, was negotiated with our predecessor’s creditors committee and was approved by the Bankruptcy Court in connection with the approval of the plan of reorganization. The agreement provided for (i) an annual director’s fee of $1,000,000 for the first two years of the term, and director’s fees similar to those paid to similarly situated non-executive chairmen for the latter two years of the term; (ii) a signing bonus of 98,119 shares of common stock, which were issued shortly after our emergence from bankruptcy; (iii) a retention bonus of $1,500,000, which was paid following the first anniversary of our emergence from bankruptcy; (iv) a retention bonus of $750,000, which was paid following the second anniversary of our emergence from bankruptcy; and (v) a fee of $60,000 per month to be paid during the period from May 15, 2003 until the Company’s emergence from bankruptcy on September 10, 2003 (this monthly fee was waived by Mr. Hilliard on December 30, 2003 in order to avoid any issues with his status as an independent director at that time). Under his agreement, we also issued Mr. Hilliard 500,000 shares of restricted stock and options to purchase 500,000 shares of common stock, all of which were subject to vesting, pursuant to the 2003 Plan. By the terms of that agreement, Mr. Hilliard was also entitled to receive on the one-year anniversary of our emergence from bankruptcy shares of restricted stock and stock options, each in an amount equal to .25% of the outstanding shares of common stock on the one-year anniversary. In connection with the agreement described in the following paragraph, Mr. Hilliard agreed to receive 255,000 shares of restricted stock and options to purchase an additional 255,000 shares (compared to the approximately 375,000 shares of restricted stock and 375,000 options to which he would have been entitled to receive under his initial agreement).
      In August 2004, Mr. Hilliard was elected Executive Chairman, and he entered into a revised agreement with Conseco pursuant to which he agreed to serve as Executive Chairman through September 10, 2005. The financial terms of Mr. Hilliard’s agreement with the Company did not change materially after he was elected Executive Chairman. The revised agreement provided for Mr. Hilliard to receive an annual salary of $1,000,000 and to receive retention bonuses of $1,500,000 in September 2004 and $750,000 in September 2005, as had been provided in his original agreement. Effective September 10, 2005, Mr. Hilliard again became Non-Executive Chairman and in accordance with his agreement now receives director’s fees comparable to those paid to similarly situated non-executive chairs of other corporations as determined by the Board, which the Board has set at 150% of the base cash fees and equity awards paid to the other, non-management directors. Under the agreement, Mr. Hilliard is entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. In addition, upon a qualifying termination, vesting of previously granted options and restricted stock will occur as if Mr. Hilliard continued to serve through the next September 10th following his separation. Mr. Hilliard is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
Board Meetings and Attendance
      During 2006, the board of directors met on 14 occasions. All directors attended at least 92 percent of the aggregate meetings of the board and the committees on which they served. The non-management directors regularly meet in executive session without the CEO or any other member of management. Mr. Hilliard presides at such executive sessions. The independent directors also meet periodically in executive session without Mr. Prieur or Mr. Hilliard. Mr. Turner presides at such sessions.
Director Independence
      The Board annually determines the independence of directors based on a review by the directors. Although the board of directors has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the board has determined that he or she has no material relationship with Conseco, either directly or as an officer, shareholder or partner of an organization that has a material relationship with Conseco. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The board considers the New York Stock Exchange guidelines in making its determination regarding independence and the materiality of any relationships with Conseco. The board has determined that all current directors other than Mr. Prieur and Mr. Hilliard are independent and that Ms. James and Ms. Wright will also be independent directors.
Approval of Related Party Transactions
      Transactions and agreements with related persons (directors and executive officers or members of their immediate families or shareholders owning five percent or more of the Company’s outstanding stock) that meet the minimum threshold for disclosure in the proxy statement under applicable SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) must be approved by the board of directors or a committee comprised of only independent directors. In considering the transaction or agreement, the board or committee will consider all relevant factors including the business reason for the transaction, available alternatives on comparable terms, actual or apparent conflicts of interest and the overall fairness of the transaction to the Company. Any proposed transactions that might be considered a related person transaction are to be raised with the Chairman of the Board or the Chairman of the Governance and Strategy Committee. They will jointly determine whether the proposed transaction should be considered by the full board (recusing any directors with conflicts) or by a board committee of independent directors. Related person transactions are to be approved in advance whenever practicable, but if not approved in advance are to be ratified (if the board or committee considers it appropriate to do so) as soon as practicable after the transaction.
      Various Company policies and procedures, including the Code of Business Conduct and Ethics and annual questionnaires completed by all company directors, officers and employees, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Any related person transactions that are identified under these additional policies and procedures are to be considered under the policy and procedures described above.

Code of Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available on our website at www.conseco.com. Within the time period specified by the SEC and the New York Stock Exchange, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.
Corporate Governance Guidelines
      Conseco is committed to best practices in corporate governance. Upon the recommendation of the Governance and Strategy Committee, Conseco adopted a set of Conseco Board Governance Operating Guidelines. A copy of the Conseco Board Governance Operating Guidelines is available on our website at www.conseco.com.
Communications with Directors
      Shareholders and other interested parties wishing to communicate directly with Conseco’s board of directors or any one or more individual members (including the presiding director or the non-management directors as a group) are welcome to do so by writing to the Conseco Corporate Secretary, 11825 North Pennsylvania Street, Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder.
      In addition, Conseco has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2006.
Compensation Committee Interlocks and Insider Participation
      Messrs. Shannon, Tokarz and Turner served on the Human Resources and Compensation Committee throughout 2006 and Ms. Perry was appointed in December 2006. None of the members of the Human Resources and Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2006, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.
Copies of Corporate Documents
      In addition to being available on our website at www.conseco.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Ethics and Board of Governance Operating Guidelines upon request to Conseco Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Objectives and Strategy
      The primary objective of Conseco’s executive compensation program is to create a meaningful rewards system that balances the interests of executives and shareholders. Specifically, the following are goals of our program:

•	Reinforce our commitment to our mission and core values by embedding them in all that we do. Our values of Integrity and Customer Focus are essential to all of our customer interactions, and our values of Excellence and Teamwork are essential to how we work. These values, along with the results and behaviors that drive our individual performance, provide the foundation for all our people policies and practices, including our compensation philosophy and programs.

•	Create a Company culture that encourages executives to make decisions that create value for shareholders by having a meaningful portion of compensation delivered through equity-based incentives;

•	Use a clear, understandable reward design that allows the Company to attract and retain the top management talent required to continue to improve the Company’s performance and build long-term shareholder value;

•	Offer the opportunity to earn above-market pay when Company and individual performance exceeds expectations; and

•	Support our compensation programs with strong performance management and communications efforts.
      Our compensation programs are administered by our Human Resources and Compensation Committee (the “Committee”) of the Board of Directors, which is comprised solely of independent, non-employee Directors of Conseco. By working with management and its independent compensation advisors (described below), the Committee has developed a comprehensive compensation and benefits strategy that rewards group and individual performance in a manner that the Company believes will drive our long-term success.

•	Our compensation program is designed to focus on shareholder value creation. This means that we reward performance in areas that are valued by investors, and which tend to improve the Company share price.

•	Our compensation program is designed to promote a performance-based culture that rewards both overall Company performance and individual accountability. This means that in addition to assessing Company performance as a whole, the Committee considers individual performance and contributions in determining pay levels. For 2006, individual goals represented 20% of an individual’s annual incentive (Pay for Performance (“P4P”) plan) opportunity.

•	In addition to an objective review of external factors, the Committee also considers internal equity among colleagues in determining compensation levels. This means that while the Committee looks at competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels. The Committee also considers factors such as Conseco’s organizational structure, and the relative roles and responsibilities of individuals. The Committee believes that this approach fosters an environment of cooperation among executives and employees that helps improve sales growth, profitability, and customer satisfaction.

•	Our compensation program is designed to reward sustainable operational and productivity improvements. This means that (i) our P4P performance goals are set at levels that represent improvement over the prior year and (ii) we set multi-year goals for our Performance Share (“P-Share”) plan.

•	Our compensation strategy is to place a significant amount of total compensation at risk in the form of variable pay. This means that for senior executives, a major portion of their total compensation is tied to either financial or stock price performance. As illustrated in our Summary Compensation Table on page 22, base salaries for our named executive officers (“NEOs”) represent between 20% and 50% of total compensation. For the NEOs, target annual incentive opportunities under our P4P plan range from 100% to 125% of the executive’s base salary (see chart below), while long-term incentive targets generally comprise at least 50% of total compensation for NEOs.

•	Our compensation strategy is to provide competitive compensation opportunities commensurate with performance. This means that the Committee assesses the relative pay opportunities vis-à-vis relative performance. If performance goals are met or exceeded, pay should be at or above median. Similarly, if performance targets are not satisfied, actual compensation earned should trail market median levels.

•	When we make individual compensation decisions, we retain the discretion to make adjustments and modifications based on how well individual associates meet our performance standards — for expected achievement of business results, as well as upholding of values or behaviors.

•	Our compensation strategy is to promote a long-term commitment to the Company. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage this long-term commitment, we historically have granted significant awards of stock options that vest over 3 to 4 years, and performance shares and restricted stock which are eligible for delivery after no less than 2 years.
Role of the Compensation Committee
      The Committee determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. Four members of our Board of Directors sit on the Committee, each of whom is an independent director under the New York Stock Exchange listing requirements, the exchange upon which our stock trades. Other Board members may also participate in our consideration of how we pay our employees. The Committee’s function is more fully described in its charter which has been approved by our full Board of Directors, and can be found on our website at www.conseco.com.
      In making executive compensation decisions, the Committee is generally advised by our independent compensation consultant, Pearl Meyer & Partners (“PM&P”). PM&P was hired by and reports directly to the Committee, and performs all services for our Company at the Committee’s direction. PM&P has no contract with the Committee and may be terminated without notice by the Committee at any time. PM&P had no prior relationship with the CEO or any of our Company’s senior management at the time of its hiring.
      Though retained directly by the Committee, PM&P often interacts with our CEO, EVP of Human Resources, internal securities counsel and the Chief Financial Officer and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, PM&P may seek direct input and feedback from management in preparing their consulting work product prior to presentation to the Committee to confirm information, identify data questions, exchange ideas or other similar issues.
      In making its decisions, the Committee collects and considers input from multiple sources. The Committee may ask one or more of our senior executives or non-Committee Board members to attend Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. During these meetings, executives provide insight, suggestions or recommendations regarding executive compensation. Deliberations generally occur with input from the compensation advisor, members of management and other Board members. However, only the four independent Committee members vote on decisions made regarding executive compensation, which is done in executive session, with no members of management present.
      The next section of this Compensation Discussion and Analysis describes each aspect of our compensation and benefits structure:

•	Pay level — determination of the appropriate pay opportunity;

•	Pay mix — determination of each element of compensation, its purpose and design, and its relationship to the overall pay program; and

•	Pay-for-performance — determination of the performance measures and goals used in the pay programs.
Compensation and Benefits Structure
Pay Level
      All employee pay levels, including our NEOs, are determined based on a number of factors, including each individual’s roles and responsibilities within our Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels for similar job functions in the marketplace, the individual’s business unit, and our Company as a whole. The Committee is responsible for approving pay levels for our executive officers. In determining executive pay levels, the Committee considers all forms of compensation and benefits, and uses appropriate tools — such as tally sheets and market studies — to review the value delivered to each executive through each element of pay.
      The Committee assesses “competitive market” compensation using a number of sources. The primary data source used in setting competitive market levels for our NEOs (and any other positions for which there is sufficient disclosure) is the information publicly disclosed by the companies in the S&P Life and Health Insurance Index and the Russell 3000 Life Insurance Industry Index (together, the “Peer Group”). Currently, the Peer Group consists of the 17 companies listed below, however, if changes are made to the indexes, the Committee anticipates that the Peer Group will reflect those changes. The Committee periodically reviews the Peer Group to ensure the companies are appropriate for both pay and performance comparisons. Peer company information is supplemented with general and industry specific survey data that provides position-based compensation levels across broad industry segments. For corporate staff positions, such as the VP Human Resources, we consider survey data based on companies of similar size, with less emphasis on industry specific data. However, for industry specific positions, such as a division head, we consider insurance industry survey data for positions with similar size.
Companies in the S&P Life and Health Insurance Index and/or
the Russell 3000 Life Insurance Industry Index
AFLAC Incorporated
American Equity Investment Life Holding   Company
Delphi Financial Group, Inc.
Great American Financial Resources, Inc.
Kansas City Life Insurance Company
Lincoln National Corporation
MetLife, Inc.
National Western Life Insurance Company
The Phoenix Companies, Inc.
Presidential Life Corporation
Principal Financial Group
Protective Life Corporation
Prudential Financial, Inc.
StanCorp Financial Group, Inc.
Torchmark Corporation
Universal American Financial Corp
UnumProvident Corporation
      Relative to the competitive market data, our Committee intends overall total compensation opportunity for the executive group to be approximately 50th percentile for the achievement of target performance, with additional compensation opportunities for the achievement of above targeted results, up to the 75th percentile of the market.

      While the compensation philosophy stated above is true on an aggregate basis, it is possible that pay levels for specific individuals may be above or below the targeted competitive benchmark based on a number of factors. In fact, we avoid automatic adjustments based on annual competitive benchmarking data, since we believe a given executive’s compensation should also reflect Company-specific factors such as the importance of the role within the organization and the compensation for other positions at the same level and individual factors such as experience, expertise, personal performance and tenure. Realized total compensation in any year may be significantly above or below the target compensation levels depending on whether our operating goals were attained and whether shareholder value was created. In some cases, the amount and structure of compensation results from negotiations with executives, which may reflect competitive pressures to attract and hire quality managerial talent in the insurance industry. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies, though avoids matching such benefits item by item. This is evidenced by the absence of a supplemental executive retirement plan for executive officers at Conseco, despite the prevalence of such retirement plans in the insurance industry.
Pay Mix
      The Committee believes each element of the executive pay package should be assessed relative to the overall compensation and benefits program. As part of this process, the Committee reviews tally sheets for each of the executive officers. The tally sheets give the Committee members a variety of information regarding the executive’s pay history, including historic grants (since emergence from bankruptcy), salary progression, annual equity awards, target and actual bonus levels by year, and severance information under a variety of scenarios. Other information provided includes an overview of benefits and perquisites, as well as potential severance and/or change-in-control payment obligations. The Committee considers all of this information, in combination with market data, in making decisions regarding changes to Company programs or individual pay levels.
      Our compensation program consists of each of the following components:

•	Base Salary — fixed pay amount determined based upon an individual’s role and responsibilities at Conseco, their experience, competencies, and demonstrated level of individual performance.

•	Annual Incentive Bonus — our “P4P” or annual variable pay plan is designed to reward achievement of annual business goals, with threshold, target and maximum award opportunities. Target P4P opportunities are generally expressed as a percentage of an employee’s base salary, and vary significantly by responsibility level, from 5% to 125% of base salary.

•	Long-term Incentives — stock based awards tied to increases in shareholder value over periods longer than one year, which tie the interests of executives to those of shareholders, reward achievement of our strategic initiatives, and provide critical stability among management through retention features. At Conseco, long-term incentives include stock options, restricted stock, and most recently, performance share awards.

•	Benefits — additional programs offered to provide tax advantaged wealth accumulation, appropriate health care coverage and other benefits necessary to promote a level of safety and security for employees and their families which assists our Company in its mission to attract and retain the best employees.

Base Salaries
      In establishing base salaries, the Committee begins by targeting the 50th percentile, and adjusts upwards or downwards as appropriate to reflect each individual’s experience level, unique skills or competencies. Final salaries generally range from as low as 25th percentile (for recently promoted employees or those who otherwise lack experience) to as high as the 75th percentile (for a high performer with best in class industry experience). While salaries outside this range may occur, they are rare. Annual adjustments to employees’ base pay levels are determined based upon numerous factors, including

•	Job responsibilities;

•	Impact on the development and achievement of our strategic initiatives;

•	Competitive labor market pressures;

•	Company performance for the prior 12 months;

•	Individual performance for the prior 12 months, as expressed on the employee’s performance review; and

•	Salaries paid for comparable positions within our identified compensation peer group.
      No specific weighting of these factors is used. However, given our desire for a performance-based culture, the Committee’s use of its discretion generally results in superior increases for our top performers, and little or no increases for average or lower performing employees.
Annual Incentive Program
      Our annual incentive plan, the “P4P” plan, was approved by our shareholders in 2005, and is designed to focus on and reward achievement of annual performance goals. It is the broadest of our management incentive programs, covering more than 160 employees in 2006, including all of our senior executives. Management is generally assigned to one of four Tiers and each has unique target incentive opportunities (expressed as a percentage of base salary) within the guideline applicable to that Tier. Consistent with our Company’s pay level strategy, these annual incentive levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target annual incentive amount) at competitive market median levels, on average. For example, the CEO is in Tier I, with a target of 125% of base salary; and EVPs are in Tier II, where targets range from 50% to 100% of base salary.
      In 2006, our P4P payout was based on a weighted scorecard tabulation across a variety of performance metrics, including earnings per share, new annualized premiums and expense reduction. Aggregate awards for 2006 generally were below target, as performance during this period, including EPS, did not meet the targets established by the Committee at the beginning of the year.
      Though our Company has a large net operating loss carry forward (as a result of our emergence from bankruptcy in 2003), the Committee continues to administer the P4P and Long Term Incentive Plans so that payments qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code. However, the Committee does reserve the right to make non-complying awards to the extent it deems it necessary or advisable to do so.

			Maximum
	Threshold Payout	Target Payout	Payout
Named Executive Officer	(as % of Salary)	(as % of Salary)	(as % of Salary)

C. James Prieur	31.25%	125%	250%
Eugene M. Bullis	25%	100%	200%
Michael J. Dubes	25%	100%	200%
Eric R. Johnson	25%	100%	200%
Scott R. Perry	25%	100%	200%

Long-Term Incentive Program
      The Committee uses long-term incentives to balance the short-term focus of the P4P program by tying rewards to performance achieved over multi-year periods. Under the 2003 Amended and Restated Long-Term Incentive Plan (the “LTIP Plan”), which our shareholders approved at the 2005 Annual Meeting, the Committee may grant a variety of long-term incentive vehicles, including stock options, stock appreciation rights, restricted stock or restricted stock units, and performance shares or units, settled in cash or stock. The Company is progressively migrating away from a long-term compensation scheme that relied on grants of stock options and restricted stock (some of which were approved by the bankruptcy court upon our emergence from bankruptcy in 2003) — to a current program which will continue to use stock options (or other appreciation rights), increase performance share use, and decrease our use of restricted stock grants, except in special circumstances.
      Our Committee believes that combining these two types of awards (i.e., options and performance shares) provides significant incentive to perform while retaining our key executives. Also, using multi-year awards settled in stock helps balance the cash-based focus of our short-term incentive pay programs (i.e., base salary and annual incentives).
      In general, stock option grants vest in equal installments over 3 to 4 years, and performance shares will generally be earned over a 3-year performance period. Employees generally must continue to work for the Company through the vesting dates. However, the LTIP Plan does give the Committee the right to make grants with a different vesting schedule. Unless otherwise noted, grants to our NEOs have identical vesting schedules as other executives.
      Our current granting process involves developing option grant ranges (by Tier) for groups of executives, and then adjusting those awards for each individual based on their cash compensation, amount of equity needed to achieve median competitive pay levels, and individual performance during the prior year. Through this method, the Committee believes it is mindful of total cost, keeps compensation competitive with market, and promotes internal equity among colleagues.
      As with base salaries and annual incentive targets, target long-term incentive award levels are set to generally fall in a range between market median and 75th percentile levels. The Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value and other individual considerations.
      The Committee reviews and approves individual grants for the NEOs as well as all stock options, P-Shares and restricted stock grants made to other employees. The annual grants are generally reviewed and approved at the Committee’s scheduled meeting in March. Administration of all equity awards is managed by our human resources department.
“Burn Rate” Limitation
      In 2005, the Committee approved a policy to conform to Institutional Shareholder Services’ (“ISS”) “burn rate” guidelines (as they existed at that time) which limit annual equity grant levels. Under the agreement with ISS, our average annual burn rate for the three-year period from January 1, 2005 through December 31, 2007 will not exceed the greater of two percent of the Company’s shares outstanding or the mean of its Global Industry Classification Standards Peer Group (4030 Insurance). This policy will apply to shares we issue under the LTIP Plan. Using ISS’ methodology, our burn rate will be calculated as (i) the number of shares granted in each fiscal year by the Compensation Committee and reported in the Company’s periodic reports filed with the Securities and Exchange Commission, and includes (a) stock options, (b) stock-settled stock appreciation rights, (c) restricted stock (or units) and (d) performance shares (actually earned or deferred during this time frame), to employees and directors divided by (ii) the fiscal year end basic shares outstanding. Stock appreciation rights, full value shares settled in cash and performance shares or units settled in cash will not be included in the burn rate calculation. For purposes of performing the calculation consistent with ISS methodology, one full value share (such as a share of restricted stock) may equal up to as many as four option shares. The actual conversion rate is determined by ISS based upon recent volatility of Conseco’s common stock, which may change during the commitment period. Our burn rate for 2005 and 2006 was .81% and 1.59%, respectively, using ISS’ calculation methodology. The Committee anticipates the Company will be in compliance with its commitment to ISS with respect to the burn rate.
Other Benefits and Perquisites
      As employees of the Company, our NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). The Company does not have any supplemental executive health and welfare programs. Executives may also participate in the Company’s 401(k) Plan. During 2006, the Committee approved the adoption of a non-qualified deferred compensation plan. This plan is primarily intended as a “restoration” plan, giving participants the ability to defer their own compensation above the IRS limits imposed on the 401(k) plan. At present, the Company does not make any contribution to the non-qualified deferred compensation plan. In addition, Mr. Bullis has a supplemental retirement benefit of $250,000 per annum as part of the employment contract he signed upon our emergence from bankruptcy.
Pay-for-Performance
      The Company uses several vehicles to create a strong link between pay and performance:

•	The annual incentive program rewards participants for the achievement of short-term, operational goals. As mentioned above, the Company uses the P4P plan as a means to focus the organization on the achievement of operational goals. For 2006, the Company performance measures included earnings per share, new annualized premiums and expense reduction. The Committee believes these are strong indicators of our financial performance, and that these metrics are closely monitored by our investor community.

•	Stock options reward participants for long-term improvement in the Company’s stock price. Although the options are given a value at grant for reporting purposes, the actual value of the option to the Participant is entirely based on future increases in stock price. If the stock price does not increase over the term of the option, the participant receives no value.

•	P-Shares have been granted in very limited cases in the past, but the Committee intends to use P-Shares more widely in 2007 and beyond. P-Share performance measures may change over time, but the 2007 P-Share awards will vest based on a combination of Return on Equity and Total Shareholder Return for periods ending in 2009.
The Committee believes the overall program, particularly after the shift from restricted stock to performance shares, illustrates the Committee’s commitment to pay-for-performance.
      Performance measures for both the annual incentive plan and the performance share plan have “threshold” requirements, below which no awards are earned or paid. Currently, the maximum amount that can be earned under either plan is 200% of the target award opportunity, though the Committee reviews and approves these performance levels on an annual basis and they remain subject to change. In setting the threshold, target and maximum performance levels, the Committee considers a number of factors, including the Company’s historical performance, the current budget and the long-term forecasts, peer company performance, and general economic trends and conditions. As noted earlier, the Committee intends target performance levels to be consistent with the 50th percentile target pay levels, but wants executives to have the opportunity to earn considerably more for above-market performance. Accordingly, P-Share awards are targeted to provide the opportunity to increase total compensation to as high as 75th percentile of market, but only when performance is outstanding. Threshold performance levels are meant to represent moderately acceptable performance. Except under extraordinary circumstances, threshold performance levels must represent an improvement over prior year actual performance. Maximum performance levels are intended to represent superior performance.
Clawback Rights
      Our LTI Plan contains specific “recapture” rights that permit our Company to recover all or part of any performance-based compensation in the event that the financial information used by the Committee to determine the amount of the award earned or vested is restated or turns out to be false.
2006 Compensation Actions
      We generally review salary levels for all employees annually. For 2006, merit increases were budgeted at 3.3% in aggregate; however, not all employees received a merit increase, nor were high performing employees necessarily limited to this amount. Increases for the NEOs who are currently employed by the Company averaged 1.4%.
      For 2006, the Company paid total annual incentives of $10.0 million to a total of 165 employees under the annual incentive plan. This payout represented 74% of target, based on performance relative to the goals established at the beginning of the year.
      In 2006, the Company granted a total of 1,294,950 stock options, and 57,763 restricted shares to a total of 130 employees, including the NEOs.
      In addition to these regular compensation decisions, there were a number of actions taken with regard to individual NEOs during 2006:

•	William S. Kirsch resigned his position as CEO effective May 23, 2006 and agreed to remain as an employee and provide transition assistance through August 31, 2006. Upon the termination of his employment, Mr. Kirsch received a cash payment of $975,000 (equal to one year of his base salary), plus the value of his unused vacation. He continued to be eligible to receive medical benefits for up to 24 months, or until he received similar benefits from a subsequent employer. Mr. Kirsch’s equity awards continued to vest through August 31, 2006. All remaining unvested equity — 275,000 stock options, 200,000 shares of restricted stock, and 75,000 performance units, remained unvested and were forfeited in their entirety after Mr. Kirsch’s departure. The Company also agreed to reimburse Mr. Kirsch for $50,000 in professional fees relating to his resignation.

•	Effective May 23, 2006, Mr. James E. Hohmann, then EVP/ Chief Administrative Officer assumed the role of Chief Executive Officer of Conseco on an interim basis. In addition to his then base salary of $475,000, Mr. Hohmann received an additional $30,000 per month for each month of service as Chief Executive Officer. During 2006, this amounted to an additional $107,500 paid to Mr. Hohmann for his interim CEO duties, which he performed until Mr. Prieur was hired.

•	In June 2006, Mr. Bullis’ employment agreement was amended to extend his term of employment until May 2007. No additional compensation was received by Mr. Bullis related to this extension.

•	In September 2006, C. James Prieur became Chief Executive Officer of the Company. Mr. Prieur receives a base salary of $900,000. Pursuant to his employment agreement, Mr. Prieur received an annual incentive guarantee equal to his pro rata target award for 2006. This amounted to $357,534. For 2007, Mr. Prieur’s target P4P opportunity is $1,125,000 (or 125% of his base salary).

At commencement of his employment, Mr. Prieur received 350,000 stock options of the Company. In addition he and the Company agreed he would receive 50,000 performance shares, which were awarded in March, 2007. He also received a moving allowance to relocate to Chicago from Toronto, Canada (capped at $50,000) and a temporary housing allowance of $5,000 per month for up to 6 months. Mr. Prieur is entitled to participate in all company benefits plans and is eligible to receive additional equity awards at the Committee’s discretion.

•	In September 2006, Mr. Hohmann was elected the Company’s President and Chief Operating Officer. His base salary was increased to $600,000 from $450,000, and he received 10,000 restricted shares, all of which were scheduled to vest on December 31, 2008. On December 20, 2006, Mr. Hohmann resigned from his position as President and Chief Operating Officer of Conseco. Upon his resignation, all of Mr. Hohmann’s unvested equity was canceled. In addition, he received no P4P incentive payment for 2006. Though Mr. Hohmann remains bound by the restrictive covenants in his employment agreement, the Company agreed to a limited waiver of such covenants with respect to Mr. Hohmann’s prospective employment with Allstate Insurance Company, and its related entities.

•	In September 2006, Mr. Eric R. Johnson, President of 40y86 Advisors and Executive Vice President, Investments of Conseco, executed a one-year extension of his then current employment agreement. The new agreement ends September 10, 2007, and no additional compensation was received by Mr. Johnson related to this extension.

•	In November 2006, the Company amended the employment agreement of Michael Dubes, the President of Conseco Insurance Group, to provide for a term through December 31, 2007, his projected retirement date. In conjunction with this extension, the Company agreed to pay Mr. Dubes a retention payment of $600,000 in cash, provided he remains employed with Conseco through December 31, 2007. Mr. Dubes will not receive any equity award in 2007. In 2006, Mr. Dubes’ salary was increased from $425,000 to $455,000.
Impact of Tax and Accounting on Compensation Decisions
      As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.
      When determining amounts of Long-Term Incentive grants to executives and employees, the Committee considers the accounting cost associated with the grants. Under SFAS 123R, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is based on the grant date fair value of the instruments being issued as determined under SFAS 123R. This expense is amortized over the requisite service or vesting period. However, if the award is subject to a performance condition as determined under SFAS 123R, the cost will vary based on our estimate of the number (and ultimately the actual number) of shares that will vest.
      Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the CEO’s base salary) that result in compensation expense that is not fully deductible under Section 162(m).

Report of the Human Resources and Compensation Committee
      The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the committee’s review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent directors, who comprise the committee:

Michael S. Shannon (Chair)
Debra J. Perry
Michael T. Tokarz
John G. Turner

Summary Compensation Table for 2006
      The following Summary Compensation Table sets forth compensation paid to (i) each person who served as chief executive officer during 2006, (ii) our chief financial officer and (iii) the other three most highly compensated individuals who served as executive officers of Conseco in 2006 (collectively, the “named executive officers”) for services rendered during 2006.
SUMMARY COMPENSATION TABLE FOR 2006

							Change in
							Pension Value &
							Non-Qualified
Name						Non-Equity	Deferred
and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total

C. James Prieur(6)	2006	$270,000	$357,534	—	$226,153	—	—	$28,114	$881,801
Chief Executive Officer
William S. Kirsch(7)	2006	766,250	—	$935,727	477,129	—	—	1,054,648	3,233,754
Former Chief Executive Officer
James E. Hohmann(8)	2006	614,792	—	469,936	360,561	—	—	13,528	1,458,817
Eugene M. Bullis	2006	600,000	400,000	1,389,475	393,424	—	$282,205	5,002	3,070,106
Executive Vice President and Chief Financial Officer
Eric R. Johnson	2006	500,000	316,667	416,846	236,056	$607,500	—	630	2,077,699
President, 40|86 Advisors, Inc.
Michael J. Dubes	2006	450,000	—	223,344	74,151	108,861	—	23,738	880,094
President, Conseco Insurance Group
Scott J. Perry	2006	408,333	100,000	290,206	132,153	366,010	—	22,322	1,319,024
EVP & COO Bankers Life and Casualty Company

(1)	The bonus shown for Mr. Prieur is equal to a pro rata portion of his target bonus for 2006. In accordance with his employment agreement, this represents the minimum bonus amount to which he was entitled for 2006. The bonuses shown for each of Mr. Bullis and Mr. Johnson are the final installments of bonuses payable pursuant to the terms of their 2003 employment agreements. The bonus shown for Mr. Perry is the final installment of an incentive specified in his employment agreement.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of restricted stock (and in the case of Mr. Kirsch, performance units) granted in 2006 and in prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of Conseco common stock on the date of grant. For additional information, see note 10 to the Conseco financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in 2006. Upon termination of employment, the restricted stock award to Mr. Hohmann in 2006 was forfeited, as were the unvested portions of the restricted stock award made to Mr. Hohmann prior to 2006 and the restricted stock award and performance unit award made to Mr. Kirsch prior to 2006. The amounts in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 for the fair value of stock options granted to each of the named executive officers, in 2006 and in prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 10 of the Conseco financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the note on stockholders’ equity and stock-related information to the Conseco financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2006. Upon termination of employment, the stock options granted to Mr. Hohmann in 2006 were forfeited, as were the unvested portions of the stock option grants made to Mr. Hohmann and Mr. Kirsch prior to 2006. The amounts in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount of payments made in March 2007 to the named executive officers based on 2006 performance with respect to the targets established under the Company’s 2005 Pay for Performance (P4P) Incentive Plan.

(5)	For 2006, the amounts reported in this column represent the amounts paid for: (i) the cost of individual life insurance coverage, (ii) group life insurance premiums, (iii) Company contributions to the 401(k) Plan, (iv) relocation, (v) severance, (vi) spousal travel benefits, (vii) amounts paid as reimbursement for taxes paid on taxable income associated with relocation and spousal travel and (viii) Company costs (including vehicle lease, gasoline, vehicle maintenance and driver costs) associated with providing transportation for Mr. Kirsch between his residence and the Company’s office in Chicago, Illinois. The severance amount for Mr. Kirsch includes payment by the Company of $50,000 of his legal fees associated with his separation agreement with the Company.

The table below shows such amounts for each named executive officer:

	Individual	Group
	Life Insurance	Life Insurance	401(k) Plan			Spousal	Tax	Personal
Name	Premiums	Premiums	Contributions	Relocation	Severance	Travel	Reimbursement	Transportation

C. James Prieur	—	$301	$1,125	$15,965	—	—	$10,723	—
William S. Kirsch	$8,454	725	—	—	$1,025,000	—	—	$20,469
James E. Hohmann	5,962	966	6,600	—	—	—	—	—
Eugene M. Bullis	2,230	2,772	—	—	—	—	—	—
Eric R. Johnson	—	630	—	—	—	—	—	—
Michael J. Dubes	—	2,772	6,600	—	—	9,949	4,418	—
Scott J. Perry	—	420	6,600	—	—	10,796	4,506	—

(6)	Mr. Prieur became Chief Executive Officer on September 7, 2006.

(7)	Mr. Kirsch was Chief Executive Officer until May 23, 2006 and was employed by the Company through August 31, 2006.

(8)	Mr. Hohmann served as Executive Vice President and Chief Administrative Officer through September 6, 2006, and he served as President and Chief Operating Officer from September 7, 2006 until December 31, 2006. From May 23, 2006 through September 6, 2006, Mr. Hohmann also served as Interim Chief Executive Officer and during that period he received additional salary of $30,000 per month.
Employment Agreements
      Chief Executive Officer. Effective September 7, 2006, we entered into an employment agreement with C. James Prieur, pursuant to which he would serve as our Chief Executive Officer for an initial term ending December 31, 2009. The agreement provides for an annual base salary of $975,000, an annual performance-based bonus with a target of 125% of base salary and a maximum of 200% of his Target

Bonus, and a minimum bonus for 2006 equal to a pro rata portion of his Target Bonus. Under the agreement, we provided Mr. Prieur with an initial equity award comprised of options to purchase 350,000 shares of common stock, with an exercise price equal to the fair market value on the date of grant, pursuant to the 2003 Plan. The agreement also provided for an award of 50,000 performance shares, which were granted in March 2007. Mr. Prieur is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      Former Chief Executive Officer. We entered into an employment agreement with William S. Kirsch, effective August 12, 2004, pursuant to which he would serve as our President and Chief Executive Officer for a term of five years. Under the agreement, we provided Mr. Kirsch with an initial equity award comprised of options to purchase 400,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 400,000 shares of restricted stock, all of which were subject to vesting, pursuant to the 2003 Plan. On September 2, 2005, the Company entered into an Amended and Restated Employment Agreement with Mr. Kirsch, as had been contemplated at the time of his initial agreement. The amended agreement provided for an annual salary of $975,000, effective May 1, 2005, and an annual performance-based bonus with a target of 125% of base salary and a maximum of 250% of the target bonus. We agreed to provide Mr. Kirsch with a total of $2,000,000 of term life insurance coverage. If Mr. Kirsch was terminated by the Company without just cause or if he resigned for good reason (other than in connection with a change of control termination), he was entitled to receive his target bonus (prorated for the partial year period ending on the date of termination), a cash payment equal to two times his annual base salary and a cash payment equal to two times his target bonus. Mr. Kirsch remains subject to a non-solicitation and non-competition period of one year after his employment with the Company ended on August 31, 2006.
      Former President. Effective November 29, 2004, we entered into an employment agreement with James E. Hohmann, pursuant to which he would serve as our Executive Vice President and Chief Administrative Officer for an initial term ending December 31, 2008. The agreement provided for an annual base salary of $450,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary (with a minimum bonus of $450,000 for 2005) and bonuses aggregating $600,000 that were paid in December 2004 and January 2005. Under the agreement, we provided Mr. Hohmann with an initial equity award comprised of options to purchase 200,000 shares of common stock with an exercise price equal to the fair market value on the date of grant and 100,000 shares of restricted stock, all of which were subject to vesting, pursuant to the 2003 Plan. We also agreed to reimburse Mr. Hohmann for up to $5,000 per year for premiums on term life insurance policies in effect on his life, in lieu of any other life insurance benefit. Effective September 7, 2006 we entered into a revised employment agreement with Mr. Hohmann pursuant to which he would serve as President and Chief Operating Officer, at a salary of $600,000 per year. Mr. Hohmann left the Company on December 31, 2006. He received no severance benefits. Mr. Hohmann remains subject to a two-year non-solicitation period and one-year non-competition period after his employment with the Company ended, although the Company agreed to a limited waiver of the non-competition covenant in connection with his new employment.
      Chief Financial Officer. We entered into an employment agreement, effective September 10, 2003, with Eugene M. Bullis pursuant to which he would serve as our Executive Vice President and Chief Financial Officer for a term of three years. The agreement provides for an annual base salary of $600,000, an annual performance-based bonus with a target of 100% of base salary and an emergence bonus of $1,200,000, which was paid shortly after our emergence from bankruptcy. Mr. Bullis was also entitled to a future success bonus of $1,200,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $1,200,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and senior credit facility, (ii) our obtaining a financial strength rating from A.M. Best of “A-” or higher, and (iii) achievement of agreed upon expense reductions. Prior to 2006, Mr. Bullis had earned acceleration of $800,000 of the $1,200,000 future success bonus. The remaining $400,000 due him was paid in 2006 and is included in the “Bonus” column of the Summary Compensation Table. Under the agreement, we provided Mr. Bullis with an initial equity award comprised of options to purchase 250,000 shares of common stock and 250,000 shares of restricted stock, pursuant to the 2003 Plan. The agreement also provides that Mr. Bullis will receive a supplemental retirement benefit of $250,000 per year, commencing when he attains age 65 and continuing until the later of his death or the death of his spouse. The supplemental retirement benefit is now fully vested. We have agreed to provide Mr. Bullis a life insurance policy with a face amount of $600,000. The agreement with Mr. Bullis was amended in 2006 to extend the term through May 10, 2007. Mr. Bullis is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      President, 40|86 Advisors, Inc. 40|86 Advisors, Inc., a wholly-owned investment management subsidiary of Conseco, Inc. that manages the investment portfolios of our insurance subsidiaries, entered into an employment agreement, effective September 10, 2003, with Eric R. Johnson pursuant to which he would serve as 40|86 Advisors’ President for a term of three years. The agreement provided for an annual base salary of $500,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary and a bonus of $950,000 that was paid in January 2004. Mr. Johnson was also entitled to a future success bonus of $950,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $950,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and senior credit facility, (ii) our obtaining a financial strength rating from A.M. Best of “A-” or higher, and (iii) the achievement of mutually agreed-upon improvements in investment return and quality. Prior to 2006, Mr. Johnson had earned acceleration of $633,333 of the $950,000 future success bonus. The remaining $316,667 due him was paid in 2006 and is included in the “Bonus” column of the Summary Compensation Table. Under the agreement, we provided Mr. Johnson with an initial equity award comprised of options to purchase 150,000 shares of common stock and 75,000 shares of restricted stock, all of which were subject to vesting, pursuant to the 2003 Plan. The agreement with Mr. Johnson was amended in 2006, to extend the term until September 10, 2007. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. In addition, if Mr. Johnson’s employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Johnson is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.
      President, Conseco Insurance Group. Effective November 6, 2006, Michael J. Dubes entered into an employment agreement with our with our subsidiary, Conseco Services, LLC to continue to serve as President of Conseco Insurance Group through December 31, 2007, at which time Mr. Dubes is planning to retire. The amended employment agreement provides for an annual salary of $455,000, an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. At the time his employment agreement was amended, Mr. Dubes received an award of 25,000 shares of restricted stock which vest in full on December 31, 2007. Mr. Dubes is subject to a non-solicitation and non-competition clause throughout the term of his agreement and for one-year thereafter.
      President, Bankers Life and Casualty Company. Effective October 1, 2004, Scott R. Perry entered into an employment agreement with Conseco Services, LLC to be Executive Vice President of Bankers Life for an initial term of four years. On December 18, 2006, Mr. Perry’s employment agreement was amended to reflect his appointment as President of Bankers Life and Casualty Company. Mr. Perry’s employment agreement provides for a minimum annual salary of $400,000 and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. Mr. Perry is subject to a non-solicitation and non-competition clause throughout the term of his agreement and for a period of up to two years.

Grants of Plan-Based Awards in 2006
      The following table shows certain information concerning grants of plan-based awards in 2006 to the named executive officers.
GRANTS OF PLAN-BASED AWARDS IN 2006

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payout Under			Number	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards(1)			of Shares	Securities	Price of	of Stock and
	Grant				of Stock	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	or Units(2)	Options(3)	Awards(4)	Awards(5)

C. James Prieur		—	—	—
	9-7-06				—	350,000	$20.91	$2,130,325
William S. Kirsch		$304,688	$1,218,750	$3,046,875
	—				—	—	—	—
James E. Hohmann		150,000	600,000	1,200,000	—
	6-30-06				—	60,000	23.10	416,685
	9-7-06				10,000	—	—	209,100
Eugene M. Bullis		150,000	600,000	1,200,000
	—				—	—	—	—
Eric R. Johnson		125,000	500,000	1,000,000
	—				—	—	—	—
Michael J. Dubes		112,599	450,397	900,794
	8-2-06				25,000	—	—	576,500
Scott R. Perry		102,117	408,466	816,932
	6-30-06				—	45,000	23.10	312,514

(1)	These amounts represent the threshold, target and maximum amounts that would have been payable for 2006 if the performance-based metrics under the Conseco Pay for Performance Incentive Plan had been achieved. The amounts paid for 2006 performance under the Pay for Performance Incentive Plan are listed in the summary compensation table on page 22 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.” Due to the termination of their employment during the year, Messrs. Kirsch and Hohmann received no 2006 payment under the Pay for Performance Incentive Plan.

(2)	The amounts in this column represent the number of shares of restricted stock that were awarded to the named executive officers during 2006 under the Conseco Amended and Restated Long-Term Incentive Plan. The restricted stock awarded to Mr. Hohmann was cancelled upon termination of his employment. The restricted stock awarded to Mr. Dubes vests in full on January 2, 2008. Upon vesting Mr. Dubes would be entitled to any dividends that have been paid to the holders of common stock between the date of grant and the date of vesting.

(3)	The amounts in this column represent the number of stock options granted to the named executive officers during 2006 under the Conseco Amended and Restated Long-Term Incentive Plan.

(4)	The exercise price equals the closing sales price of Conseco common stock on the New York Stock Exchange on the date of grant.

(5)	A description of the assumptions used in calculating these values may be found in Note 10 to our 2006 audited financial statements included in our 2006 Annual Report, which report accompanies this proxy statement.

Outstanding Equity Awards at 2006 Fiscal Year-End
      The following table sets forth certain information concerning outstanding equity awards held by the named executive officers as of December 31, 2006.
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

							STOCK AWARDS

			OPTION AWARDS					Market
								Value of
			Number of	Number of			Number of	Shares or
			Securities	Securities			Shares or	Units of
			Underlying	Underlying			Units of	Stock
			Unexercised	Unexercised	Option	Option	Stock That	That Have
	Option		Options	Options	Exercise	Expiration	Have Not	Not
Name	Grant Date		Exercisable	Unexercisable	Price	Date(1)	Vested	Vested(2)

C. James Prieur	9-7-06	(3)	—	300,000	$20.91	9-7-16	—	—
	9-7-06	(4)	—	50,000	20.91	9-7-16
William S. Kirsch	8-17-04		200,000	—	16.20	8-31-07	—	—
James E. Hohmann	12-20-04		100,000	—	19.40	12-30-07	—	—
Eugene M. Bullis	6-1-04	(5)	187,500	62,500	21.00	6-1-14	—	—
Eric R. Johnson	6-1-04	(5)	112,500	37,500	21.00	6-1-14	—	—
Michael J. Dubes	6-27- 05	(6)	10,000	30,000	21.67	6-27-15	32,500	$649,350
Scott R. Perry	6-1-04	(5)	13,500	4,500	21.00	6-1-14	37,500	749,250
	6-27- 05	(7)	—	25,000	21.67	6-27-15
	6-30- 06	(8)	—	45,000	23.10	6-30-16

(1)	All options in this table have a 10 year expiration date, subject to acceleration for certain events. For Messrs. Kirsch and Hohmann, the options listed had vested prior to the termination of their employment and are exercisable for one year after termination of employment.

(2)	Based on the closing sales price of Conseco common stock ($19.98) on December 29, 2006, the last day of trading in 2006.

(3)	These options vest and become exercisable in four equal annual installments, commencing September 7, 2007.

(4)	These options vest and become exercisable in full on September 7, 2008.

(5)	These options vest and become exercisable in four equal annual installments, commencing October 28, 2004.

(6)	These options vest and become exercisable in four equal annual installments, commencing June 20, 2006.

(7)	These options vest in full on October 1, 2008.

(8)	These options vest and become exercisable in four equal annual installments, commencing June 30, 2007.

Option Exercises and Stock Vested in 2006
      The following table provides information, for the named executive officers, concerning (1) stock option exercises during 2006 (of which there were none) and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized (before payment of any applicable withholding tax).
OPTION EXERCISES AND STOCK VESTED IN 2006

	OPTION AWARDS		STOCK AWARDS

	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired on	Realized on
Name	On Exercise	Upon Exercise	Vesting	Vesting

C. James Prieur	—	—	—	—
William S. Kirsch	—	—	200,000	$4,028,000
James E. Hohmann	—	—	50,000	1,013,000
Eugene M. Bullis	—	—	125,000	2,463,750
Eric R. Johnson	—	—	37,500	739,125
Michael J. Dubes	—	—	2,500	57,475
Scott R. Perry	—	—	12,500	262,375
Pension Benefits in 2006
      The following table sets forth certain information concerning pension benefits for the named executive officers.
2006 PENSION BENEFITS

		Number of	Present Value	Payments
		Years	of	During
	Plan	Credited	Accumulated	Last Fiscal
Name	Name	Service	Benefits(1)	Year

C. James Prieur	—	—	—	—
William S. Kirsch	—	—	—	—
James E. Hohmann	—	—	—	—
Eugene M. Bullis	(1)	(1)	$3,111,583	—
Eric R. Johnson	—	—	—	—
Michael J. Dubes	—	—	—	—
Scott R. Perry	—	—	—	—

(1)	Under the terms of his employment agreement with Conseco which became effective upon our emergence from bankruptcy, Mr. Bullis is entitled to receive a supplemental retirement benefit of $250,000 per year; commencing when he attains age 65 and continuing until the later of his death or the death of his spouse. The number of years of credited service are not applicable to this arrangement. The present value of accumulated benefits is estimated using life expectancies based on the Annuity 2000 mortality table and an interest rate of 5.75 percent.

Potential Payments Upon Termination or Change in Control
      Each of the named executive officers listed below has an employment agreement with the Company or one of its subsidiaries. Each such employment agreement provides for certain payments to be made upon termination of employment for various reasons. Those payments are to be made either as a lump sum or over a period not to exceed two years. The following table estimates the amounts that would have been payable to the named executive officers upon termination of employment under each of the identified circumstances as of December 31, 2006:

					Involuntary or
					Good Reason
					Termination
	Voluntary or			Without	upon or within
	For Cause			Cause/Good	2 years after
Name	Termination	Disability	Death	Reason	Change In Control

C. James Prieur	—	$2,025,000	$900,000	$3,157,965	$5,190,930
Eugene Bullis	—	—	324,000	324,000	324,000
Eric Johnson	—	500,000	500,000	1,500,000	2,000,000
Michael Dubes	—	910,000	455,000	1,149,450	3,069,350
Scott Perry	—	410,000	410,000	1,230,000	1,979,250

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2006 and has been selected by the Audit and Enterprise Risk Committee to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.
      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
Fees Paid to PricewaterhouseCoopers LLP
      Aggregate fees billed to the Company for the years ended December 31, 2006 and 2005, by PricewaterhouseCoopers LLP were as follows (dollars in millions):

	Year Ended
	December 31,

	2006	2005

Audit fees(a)	$4.5	$5.6
Audit-related fees(b)	.3	.5
Tax fees	—	—
All other fees	—	—

Total	$4.8	$6.1

(a)	Audit fees were for professional services rendered for the audits of Conseco’s consolidated financial statements, statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Audit-related fees primarily include services provided for employee benefit plan audits and other assurance related services.
Pre-Approval Policy
      The Audit and Enterprise Risk Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
      In 2005 and 2006, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit and Enterprise Risk Committee for all audit, audit-related, tax and other services.

Report of the Audit and Enterprise Risk Committee
      In accordance with its written charter adopted by the Board of Directors, the Audit and Enterprise Risk Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company. The Audit and Enterprise Risk Committee is comprised entirely of independent directors meeting the requirements of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.
      In order to discharge its oversight function, the Audit and Enterprise Risk Committee works closely with management and with Conseco’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal controls over financial reporting and for expressing opinions on both the effectiveness of the controls and management’s assertion as to this effectiveness.
      The Audit and Enterprise Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit and Enterprise Risk Committee met eight times during 2006. The members identified below have served throughout 2006 and 2007.
      In overseeing the preparation of the Company’s financial statements, the Audit and Enterprise Risk Committee has met with management and the Company’s independent registered public accounting firm to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit and Enterprise Risk Committee also discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”
      The Audit and Enterprise Risk Committee obtained from the independent registered public accounting firm a formal written statement consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with such firm their independence.
      Based on the reviews and discussions referenced above, the Audit and Enterprise Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
      Submitted by the Audit and Enterprise Risk Committee:
Neal C. Schneider, Chairman
Debra J. Perry
Philip R. Roberts
John G. Turner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Conseco’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conseco. Specific due dates for these reports have been established by the Securities and Exchange Commission, and Conseco is required to disclose any failure by such persons to file such reports for fiscal year 2006 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish Conseco with copies of all reports filed with the Securities and Exchange Commission pursuant to Section 16(a). To Conseco’s knowledge, based solely on review of the copies of the reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to Conseco’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2006.
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
      Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2008 Annual Meeting must be received by Conseco by December 14, 2007. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2008 Annual Meeting. In addition to the Securities and Exchange Commission rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and any additional requirements set forth in our bylaws. Please note that these bylaw requirements are separate from the Securities and Exchange Commission’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2008 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.
ANNUAL REPORT
      Conseco’s Annual Report for 2006 (which includes its annual report on Form 10-K as filed with the Securities and Exchange Commission) is being mailed with this proxy statement to all holders of common stock as of April 4, 2007. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2006 or the Form 10-K without charge, please contact Conseco Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

OTHER MATTERS
      Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Karl W. Kindig
Assistant Secretary
April 12, 2007

CONSECO, INC.
Annual Meeting of Shareholders To Be Held on May 22, 2007
This Proxy is Solicited on Behalf of the Board of Directors
Each person signing this card on the reverse side hereby appoints, as proxies, Eugene M. Bullis, John R. Kline, and Daniel J. Murphy, or any of them with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 10:00 a.m. local time on May 22, 2007, and any adjournments thereof.
This proxy card will be voted as directed. If no instructions are specified, the shares represented by this proxy shall be voted for the election of all directors listed in item 1 and for the ratification of the appointment of the independent registered public accounting firm in Item 2.
This proxy is continued on the reverse side.
Please sign on the reverse side and return promptly.

ANNUAL MEETING OF SHAREHOLDERS OF
CONSECO, INC.
May 22, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

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	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Election of the nominees named below as directors for one-year terms expiring in 2008.				2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Conseco for the fiscal year ending December 31, 2007.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Donna A. James
		¡	Debra J. Perry
		¡	C. James Prieur
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Philip R. Roberts Michael T. Tokarz		In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.
		¡	R. Glenn Hilliard
		¡	Neal C. Schneider
☐	FOR ALL EXCEPT (See Instructions below)	¡	Michael S. Shannon		The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 12, 2007.
		¡	John G. Turner
		¡	Doreen A. Wright

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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